Exhibit 99.1

Contact:

John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS AND EDWARDS LIFESCIENCES TO PARTNER IN COMMERCIALIZATION
OF NEW LASER TECHNOLOGY FOR SURGICAL CARDIAC ABLATION

2.2 Million Americans Suffer from Atrial Fibrillation,
Most Common Form of Cardiac Arrhythmias

Franklin, MA, February 25, 2004 – PLC Systems Inc. (AMEX: PLC) announced today that the company has entered into an exclusive, multi-year agreement with Edwards Lifesciences Corporation (NYSE:EW) for the development and manufacture of Edwards’ Optimaze surgical ablation system, a cardiac laser technology designed to treat cardiac arrhythmias, or heart rhythm disorders.  The most common cardiac arrhythmia is atrial fibrillation – a disease that affects more than 2.2 million Americans and causes approximately 15 percent of all strokes in the United States.

The Optimaze system, which has received FDA clearance, utilizes a proprietary fiber optic and diffuser technology to give clinicians a flexible tool to create a rise in tissue temperature resulting in thermal ablation of the cardiac tissue.  It is believed that the lesions created in this process block the conduction of errant electrical signals in the heart.  PLC and Edwards plan to develop the Optimaze technology platform as a basis for future, less-invasive products that enable minimally invasive ablation treatment of cardiac arrhythmia.

“This expanded agreement with Edwards is important to PLC,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “It marks a significant milestone in our long-term strategy to expand beyond TMR and make PLC a multi-product, multi-platform company.  We have extended and deepened our relationship with Edwards, a recognized industry leader.  And lastly, we seized an opportunity to enter the cardiac ablation marketplace, which is vastly underserved and currently in search of improved technology solutions.”

“The decision to expand the relationship with our partners at PLC was a natural one given the continuing success with our TMR partnership,” said Michael A. Mussallem, Edwards’ chairman and CEO. “By combining the development activities of the Optimaze laser and disposable components within a focused organization that specializes in laser technologies, we believe we can further enhance the technology and accelerate the development of less invasive approaches to this therapy.”

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PLC Broadens Product Portfolio/2

Under the exclusive, multi-year agreement, Edwards Lifesciences will transfer to PLC assets and technologies related to its Optimaze surgical laser ablation program.  PLC will assume the responsibility of ongoing product development and manufacturing of the Optimaze system and disposable components.  Edwards will be the exclusive worldwide distributor of these products.  PLC and Edwards will jointly own all surgical cardiac ablation intellectual property developed under the agreement.  The companies have entered into a revenue sharing agreement for Optimaze disposables, where by Edwards retains approximately 65 percent and PLC receives approximately 35 percent of all customer-generated revenue.

As part of this agreement, PLC and Edwards also modified their existing TMR relationship, which included lengthening the term of the distribution agreement and adjusting the domestic TMR disposable revenue sharing arrangement, in exchange for an upfront payment of $4.5 million from Edwards.  PLC adjusted its TMR disposable revenue share from 45 percent of customer-generated revenue to 36.5 percent.  PLC will recognize the $4.5 million payment as revenue over the next seven years.  All other material terms of the agreement, including domestic TMR laser revenue sharing and PLC’s retention of all rights to its international TMR business, remain the same.

Tauscher continued, “With today’s announcement, PLC has taken a major step forward in expanding our revenue generation opportunities with an attractive, synergistic second business.  We believe, based on other recent transactions for cardiac ablation technologies, the value created within PLC for our shareholders as a result of this transaction is exceptional.”

Tauscher concluded, “We have positioned PLC for stronger growth in 2005 and beyond.  The cardiac ablation laser opportunity with Edwards is a major first step in our strategic plan to diversify PLC’s products and target new markets.  While we anticipate that our research and development investments in 2004 will contribute to an overall net loss this year, we expect that PLC’s TMR business will continue to be profitable on a standalone basis this year.  We believe the Optimaze product will generate incremental revenues for PLC beginning in early 2005.  The $4.5 million payment, combined with our existing cash, provides us with additional flexibility to execute our long term strategy and pursue further strategic initiatives to create value for our shareholders.”

In conjunction with this announcement and its fourth-quarter and year-end results, which were announced this morning in a separate release, PLC Systems will be hosting a conference call today, February 25, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 884-5695 or (617) 786-2960 (for international participants) at least five minutes prior to the start of the call.  The passcode is: 27824330.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.   A recording of the conference call will be available for the next 30 days on PLC’s website.

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PLC Broadens Product Portfolio/3

About PLC Systems Inc.

PLC Systems Inc. is a medical device company specializing in the design and manufacturing of lasers and related disposable components to treat cardiovascular diseases.  Edwards Lifesciences Corporation (NYSE: EW) is the exclusive U.S. marketer and distributor of PLC’s CO2 Heart Laser 2 system, which a cardiac surgeon can utilize to perform CO2 transmyocardial revascularization (TMR).  CO2 TMR, pioneered by PLC Systems, is a surgical technology for treating severe angina, or heart pain.  For more information on PLC and its products, please visit the Company’s Web site at www.plcmed.com.

About Edwards Lifesciences

Edwards Lifesciences is a leader in advanced cardiovascular disease treatments and the number-one heart valve company in the world.  Headquartered in Irvine, Calif., Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty.  Additional company information can be found at www.edwards.com.

Edwards Lifesciences, Edwards and Optimaze are trademarks of Edwards Lifesciences Corporation.  Carpentier-Edwards, Cosgrove-Edwards, Fogarty and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optimaze System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and our other SEC reports.

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